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                                                                    Exhibit 4.19

Second Amendement to First Purchase Common Stock Warrant, Dated February 18, 2000, Second Purchase Common Stock Warrant, Dated February 18, 2000, and Subscription and Investment Agreement, Dated February 18, 2000, Between View Systems and Rubin Investment Group

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